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                                                                Exhibit 10.10
June 9, 1999
Robin L. Krueger
8 Tulalip Key
Bellevue, WA  98006

Dear Robin:


The Board of Directors and I personally are happy to extend to you an offer join the ImageX.com team as Chief Financial Officer.

As Chief Financial Officer, you will report directly to the Chief Executive Officer. As a key member of the senior management team, you will share in the responsibility for the development and implementation of the strategic direction of ImageX.com; for development of the organization to grow the company in revenues and profitability; and for marketing the company within the corporate and financial sectors to position ImageX.com as a leading e-commerce company. Your major objectives will be the successful execution of the company's public offering initiative and the subsequent ongoing investor and analysts relations. You will be responsible for the management and oversight of all financial and accounting polices and practices as well as tax and treasury matters, strategic planning, budgeting and forecasting and human resources.

I am pleased to offer you the following:

The full-time position of Chief Financial Officer reporting directly to the Chief Executive Officer, beginning as soon as practicable.

Your initial base cash compensation will be at the rate of one hundred fifty thousand dollars ($150,000) per year. You will receive a $75,000 annual bonus on the anniversary of your date of hire. Bonus objectives will be determined by myself and the Board of Directors' compensation committee, based on the Company's performance against measured criteria.

Further, you personally will be eligible for additional bonuses for the achievement of profitability goals once we have approved your strategic plan for the Company.

You will receive Incentive Stock Options to purchase Three hundred (300,000) shares of the common stock of ImageX.com. This amounts to an equity participation in the Company equal to approximately 1% of the fully diluted outstanding shares.


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These options would vest over a four-year period in accordance with the provisions of the existing company stock option plan. Your shares will also be protected in the event of a change of ownership in which the existing shareholders do not continue to hold a controlling interest in the Company. In that event, your unvested shares would vest immediately. This is for your protection and not to provide any incentive to sell the company versus the pursuit of independent growth of ImageX.com.

You will be eligible to participate in all existing company benefits. These plans are subject to change at any time. All of your reasonable expenses incurred during the conduct of Company business will be reimbursed.

As a condition of your employment, you will be required to sign ImageX.com's Confidentiality, Non-competition and Invention Assignment Agreement, a copy of which will be forwarded to you. Your employment with ImageX.com will be on an at will basis, meaning that either you or the company will be free to terminate the relationship at any time and for any reason.

Robin, we are very enthusiastic about your joining our team. We are confident that you will provide the strategic vision and leadership necessary to build ImageX.com into a world class enterprise.


Sincerely,

/s/ Richard Begert
Rich Begert

President/CEO
(on behalf of the Board of Directors of ImageX.com)


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